Exhibit 99

Silicon Valley Bancshares  3003 Tasman Drive Santa Clara, CA  95054

For release at 1:00 p.m. (PST)	Contacts:
January 16, 2003	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(408) 654-6364

NASDAQ: SIVB

SILICON VALLEY BANCSHARES REPORTS FOURTH QUARTER EARNINGS

Strong Net Interest Margins and Stable Deposit Levels Result from Focus on Execution, Controllable Factors

SANTA CLARA, CA — Silicon Valley Bancshares (NASDAQ: SIVB), parent company of Silicon Valley Bank, today announced net income of $11.9 million for the quarter ended December 31, 2002, a decrease of $1.2 million or 9.0 percent from the third quarter of 2002.  Net income in the fourth quarter of 2001 was $12.1 million.  Net income was $53.4 million for calendar year 2002, a decrease of $34.8 million from $88.2 million a year ago.

Diluted earnings per common share totaled $0.28 in the fourth quarter of 2002, a $0.01 decrease from the $0.29 earned in the third quarter of 2002.  Diluted earnings per common share were $0.26 in the fourth quarter of 2001.  Diluted earnings per common share for the full year 2002 were $1.18.

“In the face of continued economic pressure, we are refining and improving our performance on virtually every factor within our control,” said Ken Wilcox, President and CEO.  “As a result, in one of the most challenging economic environments for technology and life sciences companies ever, we have maintained our customer count, stabilized deposits, grown loans, and held non-interest income reasonably steady.  We maintained our net interest margin, despite the 50 basis point decrease in the Federal Funds interest rate in mid-November, and continue to demonstrate strong credit quality in the midst of a very poor economic environment for our customers.”

“Moving forward, Corporate Technology and Life Sciences will continue to be key strategic markets for us.  Silicon Valley Bancshares expects first quarter 2003 earnings to be between $0.20 and $0.24 per share,” Wilcox continued.  “Silicon Valley Bancshares agrees with many of the recommendations resulting from The Conference Board’s Commission on Public Trust and Private Enterprise, in particular, that managing for short-term earnings and stock price is potentially detrimental to good corporate governance.  Thus, we have decided not to provide full-year 2003 detailed earnings per share guidance.  However, our assumptions for 2003 include a flat rate environment, and no improvement in either the level of venture capital funding or IPO activities.”

The fourth quarter of 2002 ended with several highlights:

•                  In the third successive quarter for rising loan balances, average loans increased by $31.0 million, or 1.7 percent over the third quarter of 2002.  The average balance of $1.8 billion represents the highest quarterly average loan balance in the history of the company.  The company expects modest loan growth to continue into 2003.

•                  Credit quality remains excellent, with non-performing loans (NPLs) at approximately 1.0 percent of total gross loans — consistent with levels for the past five quarters.  The allowance to cover potential loan losses is at 345.4 percent of NPLs, and net charge-offs were $4.3 million or 0.8 percent of total gross loans, on an annualized basis.  This performance results in part from the company’s historical ability to identify good risks in challenging conditions, and from greater emphasis on credit quality in its incentive programs.

•                  Alliant revenues rose from the third quarter to $3.6 million, as public equity markets improved slightly and Alliant deal flow volume returned to a more normal pace.  We expect Alliant revenues to continue to be volatile, but exhibit a general upward trend over the long term.

•                  Average deposit balances remained relatively constant at $3.1 billion.  Deposit balances have remained steady for five successive quarters between $2.9 billion and $3.2 billion.  This stability continues in the face of declining venture capital funding levels.

•                  Net interest margin remained at 5.7%, reflecting a three basis point reduction.  This stability resulted from wider loan spreads and lower deposit costs, giving Silicon Valley Bancshares one of the highest net interest margins in the country.  The company expects the net interest margin to be under pressure in 2003 as the impact of the Federal Reserve Board interest rate cut in November is fully reflected in its financial results.

Two factors contributed to the quarter-over-quarter decrease in earnings:

•                  In the third quarter the Bank had a one-time tax benefit of $0.8 million.  A similar benefit did not occur in the fourth quarter, nor is it expected to recur in the future.

•                  Non-interest expenses increased primarily due to four factors: greater professional services costs related to legal expenses entailed by higher loan volume, auditing and compliance fees related to government mandated Sarbanes/Oxley compliance, increased data processing costs associated with higher volumes of transactions, and increased equipment costs related to the deployment of new online systems.

Assets and Deposits

Total assets were $4.2 billion as of December 31, 2002, up $319.6 million from the end of the third quarter.  The increase was concentrated in investment portfolio assets, resulting primarily from the effects of higher period-end deposit balances, which was partly offset by the stock repurchase program.  Total assets were up $11.1 million from December 31, 2001.  Loans, net of unearned income, were $2.1 billion at December 31, 2002, $1.9 billion at September 30, 2002, and $1.8 billion at December 31, 2001.

Period-end total deposits increased $340.7 million from the third quarter of 2002 and increased $55.2 million from December 31, 2001.  Average deposit balances increased $151.7 million to $3.1 billion.  As a result of decreased funding to emerging technology and life sciences companies, Silicon Valley Bancshares has increased its efforts to develop banking relationships with larger technology and life sciences companies throughout 2002.  Thus, funds invested in private label investment and sweep products totaled $8.5 billion at December 31, 2002, compared with $8.2 billion as of September 30, 2002, and $9.3 billion a year ago.  Client investment fees decreased from the 2002 third-quarter amount of $7.4 million to $6.8 million in the 2002 fourth quarter, primarily due to declining average balances and continued shifts in investment mix.  However, client funds balances appears to be stabilizing, although the shift to less profitable products continues.

Income

Net interest income increased $0.3 million in the fourth quarter of 2002 as compared to the third quarter 2002, and decreased $3.0 million from the fourth quarter of 2001.  The slight increase in net interest income from the third quarter of 2002 was primarily due to increases in average investment balances.

Non-interest income decreased $0.4 million to a total of $15.8 million in the fourth quarter of 2002, compared to $16.3 million in the third quarter of 2002 and $11.8 million in the fourth quarter of 2001.  The decrease in non-interest income was largely due to higher losses on equity investments, and lower letter of credit (LC) and foreign exchange (FX) income, offset in part by an increased revenue contribution from Alliant’s M&A banking activities.  LC and FX income in the third quarter was unusually high due to very strong transaction volume.  It is unlikely that LC and FX revenues will return to the third-quarter levels in the near future.

Income from the disposition of client warrants remained constant by comparison to the third quarter at $0.4 million in the fourth quarter of 2002.  Based on December 31, 2002 market valuations, the company had potential pre-tax warrant gains totaling $0.8 million related to 16 companies.  The company is restricted from exercising many of these warrants.  As of December 31, 2002, the company directly held 1,818 warrants in 1,355 companies, had made investments in 244 venture capital funds, and had direct equity investments in 25 companies, many of which are private.  Additionally, the company has made investments in 20 venture capital funds through its fund of funds, SVB Strategic Investors Fund, L.P., and made direct equity investments in 24 companies through its venture capital fund, Silicon Valley BancVentures, L.P.  The company is typically contractually precluded from taking steps to secure the current unrealized gains associated with many of these equity instruments.  Hence, the amount of income realized by the company from these equity instruments in future periods may vary materially from the current unrealized amount due to fluctuations in the market prices of the underlying common stock of these companies.

Write-downs and Expenses

Gross securities write-downs increased quarter over quarter to $3.2 million.  Write-downs of the company’s equity investments, net of minority interest, totaled approximately $1.4 million and $0.3 million in the fourth and third quarters, respectively.

Non-interest expense totaled $47.9 million in the fourth quarter of 2002, an increase of $1.8 million from the $46.1 million incurred in the third quarter of 2002.  Non-interest expense was down $1.3 million from the fourth quarter of 2001.

For the fourth quarter of 2002, return on average assets was 1.2 percent, compared to 1.4 percent for the third quarter of 2002, and 1.2 percent in the fourth quarter of 2001.  Return on average equity was 7.8 percent in the fourth quarter of 2002, compared to 8.2 percent and 7.5 percent in the third quarter of 2002 and fourth quarter of 2001, respectively.

The company’s efficiency ratio increased from 68.5 percent in the third quarter of 2002 to 70.1 percent in the fourth quarter of 2002.  The efficiency ratio rose primarily due to increases in non-interest expenses.  The efficiency ratio is calculated by dividing the amount of adjusted non-interest expense by adjusted revenues.  Non-interest expense is adjusted to exclude costs associated with tax credit funds, minority interest, and retention and warrant incentive plans.  Revenues are adjusted to exclude income associated with minority interest, the disposition of client warrants and gains or losses related to investment securities.

Nonperforming loans totaled $20.4 million, or 1.0 percent of total gross loans, at December 31, 2002, compared to $20.3 million, or 1.1 percent of total gross loans at September 30, 2002 and $18.3 million, or 1.0 percent of total gross loans, a year earlier.  The allowance for loan losses totaled $70.5 million, or 3.4 percent of total gross loans and 345.4 percent of nonperforming loans, at December 31, 2002, compared to $73.8 million, or 3.9 percent of total gross loans, and 363.4 percent of nonperforming loans, at September 30, 2002.  The allowance for loan losses totaled $72.4 million or 4.1 percent of total gross loans and 395.3 percent of nonperforming loans at December 31, 2001.  The company incurred $4.3 million in net charge-offs in the quarter, representing 0.8 percent of total gross loans, on an annualized basis, consistent with the fourth quarter of 2001.  In the fourth quarter, the company recorded a $1.0 million provision for loan losses.  Gross charge-offs for the 2002 fourth quarter totaled $5.4 million.

Stock Buyback Program and Stockholders’ Equity

As of December 31, 2002, the company had purchased approximately 3.3 million shares of common stock totaling $59.7 million in conjunction with the $100.0 million share repurchase program authorized by the Board of Directors on September 16, 2002.  During the fourth quarter, the company entered into an accelerated stock repurchase program (ASR) under which most of the repurchase activity occurred.  Of the shares repurchased, about 690,000 shares remain subject to forward contract agreements under the ASR.  Under the terms of the ASR, the company is obligated to purchase the remaining shares and return them to our counter party over the remainder of the five-year term of the agreement.  The company may buy shares at any time at its discretion within the five-year agreement subject to a requirement to purchase at least 20 percent of the shares by the end of the first year of the contract, 40 percent by the end of the second year, and so on.  Since the company has already completed purchase of 69.1 percent of the shares, it has satisfied its obligation under the contract for the first three years.

Stockholders’ equity totaled $590.4 million at December 31, 2002, a decrease of $32.0 million compared to $622.3 million at September 30, 2002.  Stockholder’s equity was reduced as a result of the company’s share repurchase programs, offset partially by the quarter’s earnings.  The Company’s and the Bank’s capital ratios remain strong for a well-capitalized depository institution as of December 31, 2002.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The company’s senior management has in the past and might in the future make forward-looking statements orally to analysts, investors, the media and others.  Forward-looking statements are statements that are not historical facts.  Broadly speaking, forward-looking statements include:

•                  projections of our revenues, income, earnings per share, capital expenditures, capital structure or other financial items;

•                  descriptions of strategic initiatives, plans or objectives of our management for future operations, including pending acquisitions;

•                  descriptions of products, services and industry sectors;

•                  forecasts of future economic performance; and

•                  descriptions of assumptions underlying or relating to any of the foregoing.

In this release, we make forward-looking statements discussing our management’s expectations about:

•                  future earnings

•                  future stock repurchases

•                  expected Alliant Partners activity

•                  loan growth

•                  future net interest margin

•                  future tax benefits

•                  client fund balance levels

•                  LC and FX revenue levels

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” or the negative of such terms, or comparable terminology.  Although management believes that the expectations reflected in these forward-looking statements are reasonable, and it has based these expectations on its beliefs, as well as its assumptions, such expectations may prove to be incorrect.  Actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements.

Factors that may cause the first quarter 2003 targets to change include:

•                  adjustments required in the close process

•                  material changes in the state of the economy or the markets served by Silicon Valley Bancshares

•                  material changes in credit quality

•                  material changes in interest rates or market levels.

For information with respect to factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the text under the caption “Risk Factors” included in Item 7, page 42, of our annual report on Form 10-K dated March 19, 2002.  We urge investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this discussion and analysis.  All subsequent written or oral forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  The forward-looking statements included in this filing are made only as of the date of this filing.  The company does not intend, and undertakes no obligation, to update these forward-looking statements.

Certain reclassifications have been made to prior years results to conform with 2002 presentations.  Such reclassifications had no effect on the company’s results of operations or stockholders’ equity.

Earnings Conference Call

On January 16, 2003, the company will host a conference call at 2:00 p.m. (PDT) to discuss the 2002 fourth quarter and year end financial results.  The conference call can be accessed by dialing (877) 630-8512 and referencing the passcode “Silicon Valley Bank.”  A live Webcast can be accessed at www.svb.com.  A digitized replay of this conference call will be available beginning at approximately 4:30 p.m. (PDT), on Thursday, January 16, 2003, through 5:00 p.m. (PDT), on Saturday, February 16, 2003, by dialing (888) 562-5418.  A replay of the Webcast will also be available on www.svb.com beginning Thursday, January 16, 2003.

About Silicon Valley Bank

Silicon Valley Bank serves emerging growth and mature companies in the technology and life sciences markets, as well as premium wineries.  Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success.  Founded in 1983 and headquartered in Santa Clara, California, the Bank serves more than 9,500 clients across the country through 27 regional offices.  More information on the Bank can be found at www.svb.com.

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SILICON VALLEY BANCSHARES

CONSOLIDATED FINANCIAL HIGHLIGHTS

CONDENSED STATEMENTS OF INCOME

	For the three months ended			For the twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share amounts)	2002	2002	2001	2002	2001
Interest Income:
Loans	$38,881	$39,382	$39,754	$156,240	$184,859
Investment Securities:
Taxable	10,739	10,244	15,688	46,585	79,245
Non-Taxable	1,580	1,633	2,453	6,894	10,801
Federal Funds Sold and Securities
Purchased Under Agreement to Resell	778	1,251	203	2,865	25,421
Total Interest Income	51,978	52,510	58,098	212,584	300,326

Interest Expense
Deposits	3,321	3,848	6,186	16,229	36,866
Other Borrowings	210	476	475	1,647	475
Total Interest Expense	3,531	4,324	6,661	17,876	37,341

Net Interest Income	48,447	48,186	51,437	194,708	262,985
Provision for Loan Losses	1,033	2,630	—	3,882	16,724
Net Interest Income After Provision for
Loan Losses	47,414	45,556	51,437	190,826	246,261

Noninterest Income:
Client Investment Fees	6,843	7,416	9,863	30,671	41,598
Letter of Credit and Foreign
Exchange Income	3,519	4,354	2,486	15,225	12,655
Corporate Finance Fees	3,548	1,176	1,849	12,110	2,911
Deposit Service Charges	2,289	2,253	1,900	9,072	6,196
Disposition of Client Warrants	411	443	1,645	1,661	8,500
Investment Losses	(3,164)	(2,063)	(8,424)	(9,825)	(12,373)
Other	2,394	2,684	2,434	8,944	11,346
Total Noninterest Income	15,840	16,263	11,753	67,858	70,833

Noninterest Expense:
Compensation and Benefits	24,173	27,246	23,141	105,168	89,060
Net Occupancy	4,981	4,459	4,601	20,391	16,181
Professional Services	6,369	4,613	6,318	18,385	24,543
Furniture and Equipment	3,579	2,316	4,444	9,562	13,916
Business Development and Travel	2,498	1,872	2,486	8,426	10,159
Postage and Supplies	937	678	1,060	3,190	3,995
Telephone	755	766	1,340	3,123	4,317
Trust Preferred Securities Distributions	325	334	825	2,230	3,300
Advertising and Promotion	143	242	743	1,025	3,126
Retention and Warrant Incentive Plans	(377)	(511)	586	(883)	1,473
Other	4,557	4,083	3,697	15,757	13,418
Total Noninterest Expense	47,940	46,098	49,241	186,374	183,488

Minority Interest	2,230	2,300	4,106	7,767	7,546
Income Before Income Tax Expense	17,544	18,021	18,055	80,077	141,152
Income Tax Expense	5,627	4,925	5,971	26,719	52,998
Net Income	$11,917	$13,096	$12,084	$53,358	$88,154

Basic Earnings per Share	$0.29	$0.30	$0.27	$1.21	$1.85
Diluted Earnings per Share	$0.28	$0.29	$0.26	$1.18	$1.79

Return on Average Assets	1.2%	1.4%	1.2%	1.4%	2.0%
Return on Average Equity	7.8%	8.2%	7.5%	8.5%	13.5%
Efficiency Ratio	70.1%	68.5%	67.3%	67.3%	52.5%
Weighted Average Shares Outstanding	41,485,138	43,993,283	45,576,737	44,000,300	47,727,867
Weighted Average Diluted Shares Outstanding	42,213,958	44,887,973	46,818,056	45,079,524	49,155,244

SILICON VALLEY BANCSHARES

CONSOLIDATED FINANCIAL HIGHLIGHTS

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended			For the twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2002	2002	2001	2002	2001

Net Income	$11,917	$13,096	$12,084	$53,358	$88,154

Other Comprehensive Income, Net of Tax:
Change in Unrealized Gains (Losses) on
Available-For-Sale Investments:
Unrealized Holding Gains (Losses)	42	3,056	(8,715)	5,804	12,398
Reclassification Adjustment for
(Gains) Losses Included in Net Income	(279)	(322)	4,537	(1,107)	(5,323)
Other Comprehensive (Loss) Income	(237)	2,734	(4,178)	4,697	7,075
Comprehensive Income	$11,680	$15,830	$7,906	$58,055	$95,229

SILICON VALLEY BANCSHARES

CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                                CONDENSED BALANCE SHEETS

	December 31,	September 30,	December 31,
(Dollars in thousands, except par value and per share amounts)	2002	2002	2001

Assets:
Cash and Due from Banks	$239,927	$178,459	$228,318
Federal Funds Sold and Securities Purchased
Under Agreement to Resell	202,662	355,573	212,214
Investment Securities	1,535,694	1,322,999	1,833,162
Loans:
Gross Loans	2,097,857	1,897,061	1,778,965
Unearned Income on Loans	(11,777)	(11,354)	(11,927)
Loans, Net of Unearned Income	2,086,080	1,885,707	1,767,038
Allowance for Loan Losses	(70,500)	(73,800)	(72,375)
Net Loans	2,015,580	1,811,907	1,694,663
Premises and Equipment	17,886	19,380	21,719
Goodwill	100,549	98,638	96,380
Accrued Interest Receivable and Other Assets	70,883	76,643	85,621
Total Assets	$4,183,181	$3,863,599	$4,172,077

Liabilities, Minority Interest and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-Bearing Demand	$1,892,125	$1,639,096	$1,737,663
NOW	21,531	18,311	25,401
Money Market	933,255	859,674	894,949
Time	589,216	578,309	722,964
Total Deposits	3,436,127	3,095,390	3,380,977
Short-term Borrowings	9,127	9,058	41,203
Other Liabilities	47,550	47,632	29,781
Long-term Debt	17,397	17,256	25,685
Total Liabilities	3,510,201	3,169,336	3,477,646

Company Obligated Mandatorily Redeemable Trust Preferred Securities
of Subsidiary Trust Holding Solely Junior Subordinated Debentures
(Trust Preferred Securities)	39,472	39,491	38,641
Minority Interest	43,158	32,468	28,275
Stockholders’ Equity:
Common Stock, $0.001 Par Value	41	43	45
Additional Paid-In Capital	99,979	143,897	196,143
Retained Earnings	476,610	464,693	423,252
Unearned Compensation	(652)	(938)	(1,600)
Accumulated Other Comprehensive Income:
Net Unrealized Gains on Available-for-Sale Investments	14,372	14,609	9,675
Total Stockholders’ Equity	590,350	622,304	627,515
Total Liabilities, Minority Interest and
Stockholders’ Equity	$4,183,181	$3,863,599	$4,172,077
Capital Ratios:
Total Risk-Based Capital Ratio	16.4%	17.1%	17.2%
Tier 1 Risk-Based Capital Ratio	15.1%	15.9%	15.9%
Tier 1 Leverage Ratio	14.2%	15.0%	14.8%
Average Stockholders’ Equity as a Percentage of Average Assets (1)	15.7%	16.9%	16.3%
Other Period End Statistics:
Book Value per Share	$14.55	$14.48	$13.82
Full-Time Equivalent Employees	1,019	995	981
Common Stock Outstanding	40,578,093	42,972,104	45,390,007

 (1) Represents quarterly average balances for each respective period.

SILICON VALLEY BANCSHARES

CONSOLIDATED FINANCIAL HIGHLIGHTS

AVERAGE BALANCES, RATES AND YIELDS

	For the three months ended December 31,
	2002			2001
			Average			Average
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Interest-Earning Assets:
Federal Funds Sold and
Securities Purchased Under
Agreement to Resell (1)	$172,542	$778	1.8%	$36,817	$203	2.2%
Investment Securities:
Taxable	1,276,645	10,739	3.3	1,498,015	15,688	4.2
Non-taxable (2)	145,359	2,431	6.6	305,959	3,549	4.6
Loans:
Commercial	1,562,489	35,174	8.9	1,467,092	36,137	9.8
Real Estate Construction and Term	102,432	1,713	6.6	81,076	1,809	8.9
Consumer and Other	174,372	1,994	4.5	126,571	1,808	5.7
Total Loans	1,839,293	38,881	8.4	1,674,739	39,754	9.4
Total Interest-Earning Assets	3,433,839	52,829	6.1	3,515,530	59,194	6.7

Cash and Due From Banks	184,071			202,334
Allowance for Loan Losses	(74,426)			(75,440)
Goodwill	100,565			95,895
Other Assets	191,189			187,695
Total Assets	$3,835,238			$3,926,014

Funding Sources:
Interest-Bearing Liabilities:
NOW Deposits	$23,059	36	0.6	$31,549	73	0.9
Regular Money Market Deposits	270,068	562	0.8	250,560	631	1.0
Bonus Money Market Deposits	621,290	1,276	0.8	564,704	1,407	1.0
Time Deposits	573,997	1,447	1.0	742,332	4,075	2.2
Short-term Borrowings	9,090	69	3.0	41,043	265	2.6
Long-term Debt	17,323	141	3.2	25,559	210	3.3
Total Interest-bearing Liabilities	1,514,827	3,531	0.9	1,655,747	6,661	1.6
Portion of Noninterest-bearing
Funding Sources	1,919,012			1,859,783
Total Funding Sources	3,433,839	3,531	0.4	3,515,530	6,661	0.8

Noninterest-Bearing Funding Sources:
Demand Deposits	1,595,911			1,516,319
Other Liabilities	46,941			45,697
Trust Preferred Securities (3)	38,690			38,630
Minority Interest	36,236			30,089
Stockholders’ Equity	602,633			639,532
Portion Used to Fund
Interest-earning Assets	(1,919,012)			(1,859,783)
Total Liabilities, Minority Interest
and Stockholders’ Equity	$3,835,238			$3,926,014

Net Interest Income and Margin		$49,298	5.7%		$52,533	5.9%

Total Deposits	$3,084,325			$3,105,464

(1)    Includes average interest-bearing deposits in other financial institutions of $0 and $667 for the three months ended December 31, 2002 and 2001, respectively.

(2)    Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory rate of 35% in 2002 and 2001.  The tax equivalent adjustments were $851 and $1,096 for the three months ended December 31, 2002 and 2001, respectively.

(3)    The 8.25% annual distribution to SVB Capital I, which is a special-purpose trust formed for the purpose of issuing the trust preferred securities, is recorded as a component of noninterest expense.

SILICON VALLEY BANCSHARES

CONSOLIDATED FINANCIAL HIGHLIGHTS

CREDIT QUALITY

	December 31,	September 30,	December 31,
(Dollars in thousands)	2002	2002	2001

Nonperforming Assets:
Loans Past Due 90 Days or More	$–	$6	$1,000
Nonaccrual Loans	20,411	20,300	17,307
Total Nonperforming Assets	$20,411	$20,306	$18,307

Nonperforming Loans as a Percentage of Total Gross Loans	1.0%	1.1%	1.0%
Nonperforming Assets as a Percentage of Total Assets	0.5%	0.5%	0.4%

Allowance for Loan Losses	$70,500	$73,800	$72,375
As a Percentage of Total Gross Loans	3.4%	3.9%	4.1%
As a Percentage of Nonaccrual Loans	345.4%	363.5%	418.2%
As a Percentage of Nonperforming Loans	345.4%	363.4%	395.3%